Eaton Corporation
First Quarter 2007 Report on Form 10-Q
Item 6
Exhibit 12
Ratio of Earnings to Fixed Charges

	Three
	months
	ended
	Mar. 31,	Year ended December 31
	2007	2006	2005	2004	2003	2002
Income from continuing operations before income taxes	$234	$989	$988	$768	$492	$384

Adjustments
Minority interest in consolidated subsidiaries	2	10	5	7	12	14
(Income) losses of equity investees		1	1		(3)	(1)
Interest expensed	43	139	109	88	93	110
Amortization of debt issue costs		1	1	1	2	2
Estimated portion of rent expense representing interest	10	41	38	37	38	34
Amortization of capitalized interest	3	12	12	17	13	13
Distributed income of equity investees		1	4	3

Adjusted income from continuing operations before income taxes	$292	$1,194	$1,158	$921	$647	$556

Fixed charges
Interest expensed	$43	$139	$109	$88	$93	$110
Interest capitalized	4	14	13	7	7	8
Amortization of debt issue costs		1	1	1	2	2
Estimated portion of rent expense representing interest	10	41	38	38	38	34

Total fixed charges	$57	$195	$161	$134	$140	$154

Ratio of earnings to fixed charges	5.12	6.12	7.19	6.87	4.62	3.61